OLD MUTUAL FUNDS II

AMENDMENT TO OLD MUTUAL TS&W MID-CAP VALUE FUND

EXPENSE LIMITATION AGREEMENT

THIS AMENDMENT dated March 1, 2008 to the Expense Limitation Agreement dated June 4, 2007, as amended (the “Expense Limitation Agreement”), by and between Old Mutual Funds II (“OMF II”) on behalf of the Old Mutual TS&W Mid-Cap Value Fund and Old Mutual Capital, Inc., shall be as follows:

WHEREAS, effective November 19, 2007, the name of OMF II was changed from Old Mutual Advisor Funds II to Old Mutual Funds II; and

WHEREAS, the parties wish to extend the term of the Expense Limitation Agreement pursuant to Paragraph 3 of the Expense Limitation Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	The Expense Limitation Agreement shall continue in effect until December 31, 2008.

2.	Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Expense Limitation Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their respective duly authorized officers, to be effective as of the day and year first written above.

OLD MUTUAL FUNDS II

By:	/s/ Robert T. Kelly
Name:	Robert T. Kelly
Title:	Treasurer

OLD MUTUAL CAPITAL, INC.

By:	/s/ Mark E. Black
Name:	Mark E. Black
Title:	Chief Financial Officer